UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 2, 2009

INVO BIOSCIENCE, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-147330	20-4036208
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

100 Cummings Center, Suite 421E, Beverly, MA 01915
(Address of Principal Executive Offices)

Registrant’ s telephone number, including area code:  (978) 878-9505

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5.   CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 2, 2009, the Board of Directors of INVO Bioscience, Inc. (the “Company”) promoted Robert J. Bowdring to Chief Financial Officer effective as of January 2, 2009 to serve until a successor is appointed.  In his capacity as Chief Financial Officer, Mr. Bowdring will also serve as Chief Accounting Officer and Kathleen Karloff will relinquish that role.  Mr. Bowdring will report to Kathleen Karloff, the Company’s Chief Executive Officer.

Mr. Bowdring, 51, has served as the Company’s Corporate Controller since October 27, 2008.  From April 2003 to August 2008, Mr. Bowdring served as Vice President of Finance and Administration for Cyphermint, Inc., a software development firm.  For the fourteen years before that, he was the Controller and Vice President of Lifeline Systems Inc., a public company.  Mr. Bowdring has a history in senior financial management with more than 25 years experience serving in capacities such as chief financial officer, vice president of finance and controller.  Rob has been in both public and private manufacturing and service companies during his career primarily in start up to mid-size firms.  Mr. Bowdring has a Bachelors degree in Accounting from the University of Massachusetts in Amherst.  For the time being, as Chief Financial Officer, Mr. Bowdring’s compensation will continue to be $135,000 per year pursuant to the employment agreement he entered into with the Company on effective as of October 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

INVO Bioscience, Inc.

Date: January 8, 2009	By:	/s/ Claude Ranoux
Dr. Claude Ranoux
President, Treasurer and Director